Randall N. Drake, C.P.A., P.A.

1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

April 9, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

In re:	Guangzhou Global Telecom, Inc.
Formerly, Avalon Development Enterprises, Inc.
File #:	333-130937
FEI #:	59-3565377

Ladies and Gentlemen:

We have read the statements by Guangzhou Global Telecom, Inc. included under Item 4.01 of its Current Report on the Form 8-K Amendment No. 1 dated as of the date hereof and we agree with such statements as they relate to our firm.

This is to confirm that the client-auditor relationship between Guangzhou Global Telecom, Inc. (Commission File No. 333-130937) and Randall N. Drake, CPA PA has ceased.

Very truly yours,

/s/ Randall N. Drake, CPA PA

Randall N. Drake, CPA, PA